SKYBRIDGE WIRELESS, INC.
EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT, effective as of this 26th day of October, 2004 (this“Agreement”), between James A. Wheeler, residing at 2721 Briercliff Ave, Henderson, NV 89074(the “Executive”), and SkyBridge Wireless, Inc., a Nevada corporation (the “Company”).

W I T N E S S E T H :

        WHEREAS, the Company desires to memorialize its employment with the Executive as its Chief Executive Officer and the Executive desires to continue to accept such employment subject to the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree as follows:

ARTICLE I
POSITION; TERM

        1.1 Position. The Company desires to continue to employ the Executive as the Chief Executive Officer, which employment the Executive hereby accepts, all in the capacity and on the terms and conditions hereinafter set forth. During the Term (as defined below), it is expected that the Executive shall also serve either (i) as the Chief Executive Officer of the Company and each of its subsidiaries or (ii) the Chief Executive Officer of any such subsidiary shall report directly to the Executive as the Executive’s subordinate.

        1.2 Duties. During the Term, the Executive shall devote his full working time, attention and energies to the business of the Company and to the performance of his services hereunder, all under and subject to the direction and control of the Board of Directors of the Company (the “Board”). The services to be performed by the Executive shall be commensurate with the position of the Executive as the most senior executive employee of the Company, and no officer of the Company, other than Executive shall report directly to the Board. In this connection, during the Term (i) the Executive shall not render services to or for any other person, firm, corporation or business in this capacity and (ii) shall have no interest directly or indirectly in any other person, firm, corporation or business whose business is related to or competitive with the business of the Company; provided, however, the Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange or which are admitted to quotation on The NASDAQ Stock Market Inc. if the Executive (a) is not a controlling person of, or a member of a group which controls, such entity and (b) does not, directly or indirectly, own five percent or more of any class of securities of such entity. Notwithstanding the foregoing, so long as it does not interfere with his full time employment hereunder, the Executive may attend to outside investments and serve as a director, trustee or officer of or otherwise participate in charitable and civic organizations and serve as director of corporations whose business is unrelated to the business of the Company.

        1.3 Term. The term of employment shall commence as of the date of this Agreement and shall continue until the 3rd anniversary of the date hereof (the “Initial Term”). Thereafter, unless either party shall send written notice of termination to the other at least thirty (30) days prior to the termination of the Initial Term or any extension term, this Agreement shall automatically be renewed from year to year on the terms and conditions contained herein. Notwithstanding the foregoing, this Agreement shall be subject to the termination provisions set forth in Article IV below. For purposes of this Agreement, “Term” shall mean collectively the Initial Term and any renewal term, if any, during which this Agreement remains in effect.

        1.4 Coverage. The Executive shall be covered by a directors & officers liability insurance policy. Such policy or policies shall provide coverage in amounts and other benefits at least equal to the coverage enjoyed by other officers and/or directors of the Company for each package of coverage. In addition to the foregoing, the Company shall provide the Executive with an indemnification agreement.

ARTICLE II
SALARY; BONUSES

        2.1 Annual Base Salary. (a) During the Term, the annual base salary (the “Base Salary”) to be paid by the Company to the Executive shall be One Hundred Eighty Thousand Dollars ($180,000), payable monthly, or in such other manner as the parties shall mutually agree, subject to withholding for applicable taxes. The Board shall review the salary compensation of the Executive annually during the Term.

(b) The Company shall deduct from the Base Salary the applicable federal, state and local income tax liability.

        2.2 Bonus. In addition to the Base Salary, the Executive shall receive a bonus (the “Bonus”) in the amount of $50,000.00 upon the Company receiving no less than gross proceeds in the aggregate amount of $2,500,000 through the procurement or receipt of any type of outside financing from any source whatsoever in a lump sum or in increments.

        2.3 Additional Bonuses. (a) Additional Bonus. In addition to the Base Salary and the Bonus, the Executive shall receive an additional bonus (the “Additional Bonus”) of $25,000.00 and 250,000 shares of the common stock of the Company once the Company has succeeded in making sales to its first five hundred customers.

(b) Second Additional Bonus. In addition to all other Bonuses and the Additional Bonus, the Executive shall be entitled to receive a Second Additional Bonus of $50,000.00 and 500,000 shares of the common stock of the Company once the Company has succeeded in making sales to its second five hundred customers (1,000 customers in the aggregate).

(c) Expansion Bonus. In addition to the Bonus and Additional Bonuses enumerated herein, the Executive shall be entitled to receive an Expansion Bonus upon the Company successfully achieving expansion into a second market. For the sake of this paragraph 2.3(c), the term “second market” shall mean a market outside of Las Vegas, Nevada. The Expansion Bonus will be in the amount of $100,000.00.

(d) Quarterly Bonus. In addition to all other Bonuses and Additional Bonuses enumerated herein, the Executive shall be entitled to receive a quarterly bonus based upon performance similar to that for which all other Bonuses are paid. The Board of Directors of the Company shall grant such bonuses as it sees fit

ARTICLE III
BENEFITS

        3.1 Business Expenses The Company, upon presentation by the Executive of appropriate substantiating documentation, shall reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive in connection with the performance of his duties under this Agreement, including reasonable accommodation expenses during travel required in connection with the performance of the Executive’s duties. The Company shall provide the Executive with a corporate credit card, which the Executive shall use solely for purposes of performing his duties under this Agreement and not for personal use.

        3.2 Life and Disability Insurance. The Company will maintain in effect throughout the Term of this agreement an individual policy or policies of life insurance on the life of the Executive in the aggregate face amount of not less than $1,000,000, which shall be payable to the beneficiaries selected by the Executive. Upon the non-renewal of this Agreement at the end of the Term or the termination or expiration of this Agreement for any reason whatsoever, the Executive shall have the right to assign and transfer said life insurance policy as he so desires. The Company shall also maintain a disability policy on the Executive on such terms and conditions as are reasonable.

        3.4 Vacation. The Executive shall be entitled to four (4) weeks of paid vacation per year, for which the Executive shall be eligible commencing with the execution of this Agreement. Any vacation not taken in any twelve (12) consecutive month period may be taken only in the following twelve (12) consecutive month period.

        3.5 Additional Benefits. The Executive shall be entitled to participate in any pension or profit sharing plans, group health, accident or life insurance plans, group medical and hospitalization plan including eye care and other coverage, and other similar benefits as may be available to the employees of the Company and the benefits payable to the Executive or to his account thereunder shall be made commensurate with his status in the Company.

        3.6 Company Car or Car Allowance. The Executive shall be entitled to receive a monthly car allowance of $1,500.00 per month or shall receive the vehicle of his choice at such time as the Company has revenue sufficient to support the provision of such vehicle and the Board agrees that the provision of such allowance or vehicle is an appropriate expense, such agreement not to be unreasonably withheld.

        3.7 Housing. The Company shall provide the Executive with living quarters in Las Vegas or its suburbs or reimburse the Executive for the expense of living quarters in Las Vegas or its suburbs until such quarters are no longer necessary as determined by the Executive in the exercise of his sole discretion.

ARTICLE IV
TERMINATION

        4.1 Termination for Cause. (a) The Executive’s engagement hereunder may be terminated by the Company prior to the expiration of the Term (and thereupon the Term shall be such shorter period) in the event the Company discharges Executive for “Cause”. If the Company terminates the Executive for Cause, the Executive shall be entitled to receive, in a lump sum cash payment, the Base Salary accrued through the date of termination, plus any accrued vacation, in each case to the extent therefore unpaid. In addition to the foregoing, the Executive shall be entitled to receive the proportionate amount of the Bonus which accrued prior to the date of his termination, provided, that the amount of said payment and the time it shall be paid to the Executive shall be determined pursuant to Section 2.2 of this Agreement.

(b) For purposes hereof, “Cause” shall mean any one of the following:

(A) willful and continuing disregard of his job responsibilities or material breach by the Executive of this Agreement; provided, however, that (i) the Company shall first deliver twenty (20) days prior written notice (“Termination Notice”) of its intent to terminate the Executive for Cause, which notice shall specify in reasonable detail the basis for the Company’s determination that such Cause exists; (ii) the Executive shall be given a reasonable time not exceeding thirty (30) days to terminate the conduct or cure the breach specified in the Termination Notice; and (iii) if the Executive so requests in writing within ten (10) days after delivery to him of the Termination Notice, the Company shall promptly afford the Executive the right, in person and accompanied by his counsel, to a full, fair and complete hearing before the Board, in which event such termination shall not take place unless and until the Company shall have sent a further written notice confirming the Termination Notice; or

(B) being convicted of a felony or other serious crime.

        4.2 Termination Without Cause or for Good Reason. (a) If, before the last day of the Term, (i) the Company terminates the Executive’s employment other than for Cause, (ii) the Executive terminates his employment for Good Reason (as defined below), or (iii) his employment is terminated pursuant to Section 4.3 below, the Executive shall be paid an immediate lump sum cash payment equal to the sum of:

(i) the unpaid Base Salary to which he would have been entitled for the remainder of the Term (based upon the Base Salary in effect on the date of termination); plus

(ii) three times the annual Base Salary in effect as of the date of termination.

In addition to the foregoing, the Executive shall be entitled to the Bonus to which he would have been entitled in each year for the remainder of the Term, provided that the amount of the Bonus and the time it shall be paid to the Executive shall be determined pursuant to Section 2.2 of this Agreement.

(b) The following events or circumstances shall constitute “Good Reason,” entitling the Executive to terminate his employment in the manner set forth above:

(i) the assignment to the Executive of any duties materially inconsistent with the Executive’s position (including status, offices, and reporting requirements), authority, duties or responsibilities or any other material breach of this Agreement by the Company, excluding for this purpose any action not taken in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Executive; and

(ii) any failure by the Company, in any respect, to comply with any of the compensation or benefits provisions of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Executive.

        4.3 Change of Control. If a Change of Control (as defined in the Annex attached hereto) occurs and, (a) within two (2) years following such Change of Control, the Company terminates the Executive’s employment other than for Cause, or the Executive terminates his employment for Good Reason, or (b) no earlier than twelve (12) months nor more than eighteen (18) months after such Change of Control, the Executive voluntarily terminates his employment with or without Good Reason, then, for purposes of determining the amounts to be paid to the Executive pursuant to Section 4.2(a) above, the Term shall be deemed extended (“Contract Extension”) to a date which is the later of (x) two (2) years from the date of such Change of Control and (y) two (2) years after the date of termination. While it is not expected that payments made to the Executive with respect to the Contract Extension and other payments hereunder will be treated as payments subject to any excise tax under Internal Revenue Code Section 4999, to the extent they are, the Company shall pay to the Executive an amount which, net of any applicable taxes thereon, will provide the Executive with sufficient cash to pay any excise tax payable by him by reason of all payments hereunder.

        4.4 Disability; Death. In the event that during the Term the Executive shall either die or in the reasonable judgment of the Board, be unable to perform his duties because of any medically determinable physical or mental impairment for a period in excess of one-hundred twenty (120) days in any twelve (12) month period, the Company shall have the right to suspend payment of the Base Salary for any time after the expiration of thirty (30) days after such determination, and at any time thereafter, to terminate this Agreement. In the event of such termination, the Company shall pay to the Executive or his legal representative (i) the amount of the Base Salary payable hereunder for a period of one (1) year following the termination date at the rate prevailing on the termination date and (ii) any accrued and unpaid Bonus.

ARTICLE V
REPRESENTATION; NON-COMPETITION; CONFIDENTIALITY

        5.1 Executive Representation. The Executive represents that the Executive’s execution of this Agreement and the performance of his duties required hereunder will neither be a breach of any other employment or other agreement nor a breach of any non-competition or similar agreement.

        5.2 Non-Competition. (a) The Executive agrees that during the Term and for the period of one year thereafter, he will not engage, directly or directly, either as principal, agent, consultant, proprietor, creditor, stockholder, director, officer or employee, or participate in the ownership, management, operation or control of any business which directly or indirectly competes with the business of the Company. The Executive acknowledges and agrees that the current market for the Company’s business extends throughout the western United States and that it is therefore reasonable to prohibit the Executive from competing with the Company anywhere in such territory. This Section shall not apply to the Executive’s ownership of less than five percent (5%) of the capital stock of a company having a class of capital stock which is traded on any national stock exchange or on the over-the-counter market.

(b) During the Term and for the period of one year thereafter, the Executive agrees that he will not, directly or indirectly, (i) solicit, divert or recruit or encourage any of the employees of the Company, or any person who was an employee of the Company during the Term, to leave the employ of the Company or terminate or alter their contractual relationship in a way that is adverse to the Company’s interests, (ii) solicit or divert business from the Company, or assist any person or entity in doing so or attempting to do so or (iii) cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or assist any person or entity in doing so or attempting to do so.

        5.3 Confidential Information. (a) The Executive agrees that he shall hold in strict confidence and shall not at any time during or after his employment with the Company, directly or indirectly, (i) reveal, report, publicize, disclose, or transfer any Confidential Information (as described below) or any part thereof to any person or entity, (ii) use any of the Confidential Information or any part thereof for any purpose other than in the course of his duties on behalf of the Company, or (iii) assist any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof. All Confidential Information (regardless of the medium retained) and all abstracts, summaries or writings based upon or reflecting any Confidential Information in the Executive’s possession shall be delivered by the Executive to the Company upon request therefor by the Company or automatically upon the expiration of the Term or termination of this Agreement.

(b) For purposes of this Agreement, “Confidential Information” shall mean any information relating to the business, operations, affairs, assets or condition (financial or otherwise) of the Company which is not generally known by non-company personnel, or is proprietary or in any way constitutes a trade secret (regardless of the medium in which information is maintained) which the Executive develops or which the Executive obtains knowledge of or access to through or as a result of the Executive’s relationship with the Company. Confidential Information specifically includes, without limitation, business and marketing plans, financings, cost and pricing information, supplier information, all source code, system and user documentation, and other technical documentation pertaining to the hardware and software programs of the Company, including any proposed design and specifications for future products and products in development, and all other technical and business information considered confidential by the Company. Confidential Information shall not include any information that is generally publicly available or otherwise in the public domain other than as a result of a breach by the Executive of his obligations hereunder. For purposes of this Agreement, information shall not be deemed Confidential Information if (i) such information is available from public sources, (ii) such information is received from a third party not under an obligation to keep such information confidential, or (iii) the Executive can conclusively demonstrate that such information had been independently developed by the Executive.

        5.4 Remedies. The Executive agrees and acknowledges that the foregoing restrictions and the duration and the territorial scope thereof as set forth in this Sections 5.2 and 5.3 are under all of the circumstances reasonable and necessary for the protection of the Company and its business. In the event that the Executive shall breach any of the provisions of Sections 5.2 or 5.3, in addition to and without limiting or waiving any other remedies available to the Company, at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provision of this Agreement.

ARTICLE VI
MISCELLANEOUS

        6.1 Entire Agreement. This Agreement constitutes the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any and all previous agreements or understandings between the Executive and the Company concerning the subject matter hereof, all of which are merged herein.

        6.2 Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs and personal representatives, and the Company and its successors and assigns.

        6.3 Notices. All notices and other communications required or permitted hereunder shall be delivered personally, sent via facsimile, certified or registered mail, return receipt requested, or next day express mail or overnight, nationally recognized courier, postage prepaid with proof of receipt, to the address or telephone number (in the case of facsimile) set forth above. Such addresses and/or telephone numbers may be changed by notice given in the manner provided herein. Any such notice shall be deemed given (i) when delivered if delivered personally, (ii) the day after deposit with the express or courier service when sent by next day express mail or courier, (iii) five (5) days after deposit with the postal service when sent by certified or registered mail, or (iv) when sent over a facsimile system with answer back response set forth on the sender’s copy of the document.

        6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to choice of law principles.

        6.5 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement executed by the Company and the Executive.

        6.6 Headings. The section headings herein are inserted for the convenience of the parties only and are not to be construed as part of the terms of this Agreement or to be taken into account in the construction or interpretation of this Agreement.

        6.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have entered into this Executive Employment Agreement as of the day and year first above written.

SKYBRIDGE WIRELESS, INC. BY: /S/ Jason Neiberger —————————————— Name: Jason Neiberger Title: President BY: /S/ James A. Wheeler —————————————— Name: James A. Wheeler Title: Chief Executive Officer

ANNEX 1

        For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following:

    (a)        An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the then outstanding shares of Voting Securities; provided, however, in determining whether a Change of Control has occurred pursuant to this Section, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b)     The individuals who, as of the effective date of an initial public offering of the securities of the Company, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board, provided, however, that no individual shall be considered as a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c)     The consummation of:

(i)	A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued, unless such merger, consolidation or reorganization is a “Non-Control Transaction”. A “Non-Control Transaction” shall mean a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued where:

(A)	the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

(B)	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owing a majority of the voting securities of the Surviving Corporation, and

(C)	no Person other than (1) the Company, (2) any Subsidiary, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company or any Subsidiary, or (4) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

(ii)	A complete liquidation or dissolution of the Company; or

(iii)	the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary or the distribution to the Company’s stockholders of the stock of a Subsidiary or any other assets).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.